PetMed Express, Inc. Announces Preliminary Second Quarter Results and Filing of Form 12b-25; Company Receives Expected Notice of Non-Compliance from Nasdaq

Delray Beach, Florida, November 13, 2025, PetMed Express, Inc. d/b/a PetMeds and parent company of PetCareRx, (Nasdaq: PETS) (the “Company”), today announced preliminary second quarter fiscal year 2026 results and filed a Form 12b-25, Notification of Late Filing, with the Securities and Exchange Commission. The Company is unable to file its Form 10-Q for the quarter ended September 30, 2025 within the prescribed time period without unreasonable effort or expense.
Preliminary Second Quarter Net Sales:
For the fiscal second quarter ended September 30, 2025, net sales are estimated to range from $43.4 million to $44.5 million compared to $58.0 million (as restated) in the prior year period.
For the six months ended September 30, 2025, net sales are estimated to range from $94.5 million to $95.6 million compared to $124.3 million (as restated) in the prior year period.
The Company is unable at this time to provide a reasonable estimate of operating income or net income for the three- and six-month periods ended September 30, 2025, due to an ongoing analysis of the timing and amount of an anticipated goodwill impairment charge that was previously discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2025, that was filed on October 14, 2025 (see Note 19 to the Consolidated Financial Statements included in said Form 10-K).
The Company had $36.1 million of cash and no debt as of September 30, 2025.
The financial information provided herein is estimated and unaudited, and the Company’s actual results may differ from these results due to final adjustments and developments that may arise or information that may become available between now and the time the Company’s financial statements are finalized and included in the Company’s Form 10-Q for the quarter ended September 30, 2025.
Receipt of Notice of Non-Compliance from Nasdaq:
On November 12, 2025, the Company received an expected notice (the “Notice”) from the Nasdaq Stock Market LLC (“Nasdaq”), which indicated that, as a result of the Company’s delay in filing its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2025 (the “Q2 10-Q”), in addition to its continued delinquency in filing its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2025 (the “Q1 10-Q”), the Company is not in compliance with Nasdaq Listing Rule 5250(c)(1) (the “Listing Rule”), which requires Nasdaq-listed companies to timely file all required periodic financial reports with the U.S. Securities and Exchange Commission. The Notice further states that, because the Company was previously delinquent in filing its Form 10-K for the fiscal year ended March 31, 2025 (the “Initial Delinquent Filing”) and remains delinquent in filing the Q1 10-Q, any Nasdaq Staff exception to allow the Company to regain compliance, if granted, will be limited to a maximum of 180 calendar days from the due date of the Initial Delinquent Filing, or December 29, 2025.
The Notice states that, as a result of the additional delinquency, the Company must submit, by November 28, 2025, an update to its original plan to regain compliance with respect to the filing requirement. The Company previously submitted its original plan to regain compliance to Nasdaq on September 2, 2025, and the Company intends to timely update Nasdaq with respect to the plan by November 28, 2025.
The Notice has no immediate effect on the listing of the Company’s common stock on Nasdaq.
While the Company can provide no assurances as to timing, the Company continues to work diligently to complete its Q1 10-Q and Q2 10-Q and intends to file them as promptly as possible to regain compliance with the Listing Rule.
About PetMed Express, Inc.
Founded in 1996, PetMeds is a pioneer in the direct-to-consumer pet healthcare sector. As a trusted national online pharmacy, PetMeds is licensed across all 50 states and staffed with expert pharmacists dedicated to supporting pet wellness, pets and pet parents, and the veterinarians who serve them. Through its PETS family of brands and through its PetCareRx subsidiary, the Company offers a comprehensive range of pet health solutions - including top-brand and generic pharmaceuticals, compounded medications, and better-for-your-pet OTC supplements and nutrition. Focused on value, convenience, and care, PetMeds and

PetCareRx empower pet parents to help their dogs, cats, and horses live longer, healthier lives. To learn more, visit www.PetMeds.com and www.PetCareRx.com.

Forward Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements. Words such as “may,” “could,” “expect,” “project,” “outlook,” “strategy,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “strive,” “goal,” “continue,” “likely,” “will,” “would” and other similar words and expressions are intended to signify forward-looking statements. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by the Company and its management, are inherently uncertain and are subject to various risks and uncertainties, including: the Company’s ability to complete the filing of its Q1 10-Q and Q2 10-Q within the anticipated time period; the Company’s ability to regain compliance with Nasdaq listing standards; and the time and effort required to complete and file the Company’s financial statements and Form 10-Qs for its fiscal quarters ending June 30, 2025, and September 30, 2025. The Company’s future results may also be impacted by other risk factors listed from time to time in the Company’s filings with the SEC, including, but not limited to, the Company's Annual Report on Form 10-K for the year ended March 31, 2025, as well as other subsequent filings on Form 10-Q and periodic filings on Form 8-K. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release and should not be relied upon as representing the Company’s views as of any subsequent date. The Company explicitly disclaims any obligation to update any forward-looking statements, other than as may be required by law. If the Company does update one or more forward-looking statements, no inference should be made that the Company will make additional updates with respect to those or other forward-looking statements.

Investor Contact:
ICR, LLC
Reed Anderson
(646) 277-1260
investor@petmeds.com